Exhibit 4.11

CONFORMED COPY

SUBORDINATED INTERCOMPANY NOTE PROCEEDS LOAN AGREEMENT

dated as of April 30, 2004

between

Inmarsat Finance plc

as Lender

and

Inmarsat Investments Limited

as Borrower

Subject to the provisions of the Intercreditor Agreement

London

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

(44) 020 7374 4460 (Fax)

www.lw.com

i

This AGREEMENT is dated as of April 30, 2004 (the “Agreement”) between INMARSAT FINANCE PLC, a public limited company incorporated in England and Wales with registered number 4930309 (the “Lender”) and INMARSAT INVESTMENTS LIMITED, a company incorporated in England and Wales with registered number 4886096 (the “Borrower”).

RECITALS:

WHEREAS, reference is made to that certain Indenture, dated February 3, 2004, as amended by a supplemental indenture dated April 30, 2004 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and between the Lender, as issuer, the Trustee and the Guarantors (as defined therein).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Lender and the Borrower agree as follows:

Section 1.                                          Interpretation

(a)                                  General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Interest” has the meaning given to it in the Registration Rights Agreement.

 “Insolvency Event” means any of the following:

(a)                                  A Key Company is unable or admits in writing its inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on all or any class of its debts or, by reason of actual financial difficulties, commences negotiations with one or more classes of its creditors (other than the Finance Parties or the Investors) with a view to rescheduling any of its indebtedness;

(b)                                  A moratorium is declared in respect of any indebtedness of any Key Company;

(c)                                  Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Key Company;

(ii)                                  a composition, assignment or arrangement with any creditor of any Key Company;

(iii)                               the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Key Company or any of its assets; or

(iv)                              the enforcement of any Security over any assets of any Key Company; or

(v)                                 any analogous procedure or step is taken in any jurisdiction.

(d)                                  Paragraph (c) shall not apply to:

(i)                                     any legal proceedings or other procedure which is part of a solvent reorganization permitted under the Indenture; or

(ii)                                  proceedings for or presentation of a petition or application for winding-up, which are frivolous or vexatious and where the proceedings are dismissed, stayed or discharged within 21 days of commencement and in any event prior to the advertisement of such proceedings.

“Finance Parties” shall have the meaning assigned to it in the Senior Credit Agreement.

“Investors” shall have the meaning assigned to it in the Senior Credit Agreement.

“Key Company” means each of the companies listed on Schedule A hereto together with any other “Key Company” within the meaning of the Senior Credit Agreement (as in effect on February 3, 2004).

“Note” has the meaning ascribed to it in section 4(b) hereof.

“Note Proceeds Loan Pledge Agreement” means the pledge of this Agreement  (and the Lender’s rights hereunder) by the Lender to the Trustee pursuant to the Pledge Agreement, dated February 3, 2004 (as amended, restated, modified or supplemented from time to time), between the Lender and the Trustee.

“Note Proceeds Loan Document” means this agreement, the Note and any other document entered into in connection herewith and designated a “Note Proceeds Loan Document” by the Lender and the Borrower.

“Senior Credit Agreement” means the $975 million facility agreement among Credit Suisse First Boston, Barclays Bank PLC, The Royal Bank of Scotland, Inmarsat Investments Limited and others, and entered into on or around October 10, 2003, as amended from time to time.

“Senior Debt” has the meaning ascribed to it in the Indenture; provided, however, the Senior Debt shall also include all Obligations of the Borrower under or with respect of its Subsidiary Guarantee.

“Senior Notes” shall mean the $102,500,000 of 7.625% Senior Notes due 2012 issued by the Lender on the date hereof pursuant to the Indenture.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Section 2.                                          Rules of Construction.

Unless the context otherwise requires:

(a)                                  a term has the meaning assigned to it;

(b)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                                  “or” is not exclusive;

(d)                                  words in the singular include the plural, and in the plural include the singular;

(e)                                  “will” shall be interpreted to express a command;

(f)                                    provisions apply to successive events and transactions; and

(g)                                 references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 3.                                          Intercreditor Agreement

The parties to this Agreement acknowledge that, notwithstanding any other provision of this Agreement to the contrary, all rights and obligations of the parties under this Agreement shall be subject to the terms of the Intercreditor Agreement.

Section 4.                                          The Note Proceeds Loan

(a)                                  The Lender agrees to make a loan to the Borrower equal to $102,500,000 on the date hereof (the “Note Proceeds Loan”).  The Lender agrees further that in consideration of the Borrower agreeing to borrow such amount on the terms of this Agreement it shall pay to the Borrower on the date hereof the sum of $2,562,500 (the “Loan Premium”). The gross proceeds from the Senior Notes  (other than in respect of the accrued interest) shall be transferred to such account of the Borrower as the Borrower may designate to the Lender in satisfaction of the Lender’s obligations to make the Note Proceeds Loan and to pay the Loan Premium.

(b)                                  The Borrower’s obligations pursuant to the Note Proceeds Loan shall be evidenced by the note in the form attached hereto as Exhibit A (a “Note”) which shall be issued pursuant hereto and subject to the terms hereof.

Section 5.                                          Purpose

The proceeds of the Note Proceeds Loan and the Loan Premium will be applied by the Borrower only (a) to repay approximately $95,000,000 of principal and approximately $5,000,000 of interest on the Intercompany Shareholder Funding Loan and (b) to pay fees and expenses related to the offering of the Senior Notes.

Section 6.                                          Interest and Increased Costs

(a)                                  Regular Interest

Interest will accrue on the Note Proceeds Loan at the rate equal to the interest rate on the Senior Notes, and will be payable semi-annually one Business Day before each regular interest payment date in respect of the Senior Notes.

(b)                                  Default Interest

The Borrower will pay interest including post-petition interest in any proceeding under any bankruptcy or insolvency law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Note Proceeds Loan to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any bankruptcy or insolvency law) on overdue installments of interest and other amounts (without regard to any applicable grace) at the same rate to the extent lawful.

(c)                                  Increased Costs

If the Borrower receives notice from the Lender that the Lender is or will be required to pay Additional Amounts and/or Additional Interest and/or Default Interest, then the Borrower shall pay an equivalent amount to the Lender.  Such Additional Amounts and/or Additional Interest and/or Default Interest will be due and payable by the Borrower on the Business Day preceding the date on which the corresponding amount is due and payable by the Lender under the Indenture and/or the Registration Rights Agreement.

(d)                                  Premium

Where any redemption or purchase premium is payable by the Lender in respect of Senior Notes to be redeemed or repurchased, a repayment premium of an equivalent amount shall be payable by the Borrower in respect of that part of the Note Proceeds Loan which is prepaid in order to facilitate such redemption or repurchase.

(e)                                  Expenses

The rate of interest applicable to the Note Proceeds Loan shall be adjusted, on notice from the Lender, to a rate sufficient to (in addition to the amounts set out in clauses 7(a) and (b) above) service the general overhead costs of the Lender.

(f)                                    Additional Expenses

On notice from the Lender the Borrower shall promptly pay the expenses of the Lender related to the registration of the Senior Notes with the US Securities and Exchange Commission and the continued compliance with the periodic reporting requirements of the Exchange Act, the Luxembourg Stock Exchange and other public reporting requirements.

Section 7.                                          Maturity, Prepayment and Repayment

(a)                                  Maturity

Subject to Section 8(b) (Prepayment) below, the Note Proceeds Loan will mature and become payable in full on June 29, 2012 (the “Final Maturity Date”).

(b)                                  Prepayment

At any time while any Senior Notes are outstanding pursuant to the Indenture, the Borrower may not, without the consent of the Trustee (given at the direction of the requisite holders of the Senior Notes in accordance with the Indenture), prepay or otherwise reduce or permit the prepayment or reduction of the Note Proceeds Loan, save (i) to facilitate a corresponding payment of principal on the Senior Notes or (ii) as a consequence of the extinguishment, by operation of law, of the Note Proceeds Loan in connection with a merger, consolidation, amalgamation or other business combination transaction between the Borrower and the Lender which complies with the Indenture and as a consequence of which the Borrower or the Lender ceases to have separate legal existence.  Notwithstanding the foregoing, the Note Proceeds Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Senior Notes.

Section 8.                                          Payments

(a)                                  Method of Payment

(i)                                     All payments to be made by the Borrower hereunder are to be made in immediately cleared funds not later than 10 a.m. (London time) on the date in question.

(ii)                                  All payments to be made by the Borrower hereunder will be made in US dollars.

(b)                                  No Payment into Charged Accounts

No payment to be made by the Borrower hereunder may be made into any bank account which is charged in favor of any lender, and any payment which is so made shall not constitute a valid discharge of the Borrower’s obligations under this Agreement.

(c)                                  No Withholding

All payments made by the Borrower under this Agreement must be made in full without set-off or counterclaim and not subject to any condition and free and clear of and without deduction or withholding for or on account of any taxes or any other purpose.  If any deduction or withholding for or on account of taxes or any other deduction from any payment made or to be made by the Borrower to the Lender is required by law, then the Borrower will:

(i)                                     ensure that the deduction or withholding does not exceed the minimum amount legally required;

(ii)                                  pay to the relevant taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this Section 8 (Payments));

(iii)                               promptly pay to the Lender an additional amount equal to the amount required to procure that the aggregate net amount received by the Lender will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

(iv)                              indemnify the Lender against any losses incurred by it by reason of:

(a)                                  any failure by the Lender to make any deduction or withholding; or

(b)                                 any such additional amount not being paid on the due date for payment of that amount.

Section 9.                                          Modification and Waiver

At any time while any Senior Notes are outstanding, no amendment or waiver of the terms and conditions of this Agreement may be made by the Lender or the Borrower unless such amendment or waiver is permitted by and made in accordance with the terms of the Indenture and any amendment or waiver made in contravention of this Section 9 (Modification and Waiver) shall be void.  The Trustee shall be an intended beneficiary of this Section 9 and shall be entitled to enforce this Section 9 directly against the Borrower and/or the Lender.

Section 10.                                   Exercise of Rights

No failure to exercise, or delay in exercising on the part of the Lender, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any other right, remedy or power.

Section 11.                                   Subordination

(a)                                  Agreement to Subordinate

In addition to the agreements set out in Section 3, the Borrower, for itself and its successors, and the Lender, agree that the payment of the principal, interest and all other amounts on or with respect to the Note Proceeds Loan is subordinated, to the extent and in the manner provided in this Section 11 (Subordination), to the prior payment in full in cash or Cash Equivalents of all sums due and payable under all Senior Debt of the Borrower whether outstanding on the date hereof or hereafter incurred.

(b)                                  Subordination

Upon any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors of the Borrower upon an Insolvency Event of the Borrower, all amounts due or to become due upon all Senior Debt of the Borrower shall first be paid in full, or provision shall have been made for such payment, in cash, Cash Equivalents or otherwise in a manner satisfactory to the holders of Senior Debt of the Borrower, before any payment is made on account of amounts due by the Borrower under this Agreement or the Note.  Following such Insolvency Event, any payment or distribution of assets in accordance with the foregoing shall be applied in priority by the Borrower or by any receiver, trustee, trustee in bankruptcy, liquidator, agent or other person making such payment or distribution towards the discharge of Senior Debt of the Borrower.

(c)                                  Turnover

In the event that the Lender receives any payment or distribution, in cash or in kind, with respect to the Note Proceeds Loan or the Note at a time when such payment is prohibited by Section 11(b) (Subordination), the Lender will be required to turn over any such amounts to the holders of Senior Debt for application as their interests appear, until all amounts outstanding in respect of Senior Debt are paid in full in cash or Cash Equivalent.  As between the Lender and the Borrower, the Note Proceeds Loan and the Note shall be deemed not to have been reduced to the extent of any amounts turned over in accordance with this Section 11(c) (Turnover).

(d)                                  Intercreditor Arrangements

In addition to, and without limiting the foregoing, the Note Proceeds Loan shall constitute “High Yield Notes On-Loan Debt” for purposes of the Intercreditor Agreement.

Section 12.                                   Events of Default

(a)                                  Each of the following is an “Event of Default:”

(i)                                     default in the payment when due (at maturity or otherwise) of the principal of the Note Proceeds Loan or the Note; and

(ii)                                  an Insolvency Event with respect to the Borrower.

Subject to the terms of the Intercreditor Agreement, following the occurrence of an Event of Default in relation to the Borrower, the Note Proceeds Loan and the Note, and all other amounts payable by the Borrower hereunder and thereunder, will become immediately due and payable without further action or notice.

Section 13.                                   Miscellaneous

(a)                                  Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Borrower or the Lender, shall be sent to the following addresses:

Inmarsat Finance plc

99 City Road

London, EC1Y 1AX

United Kingdom

Attention: Company Secretary

Inmarsat Investments Limited

99 City Road

London, EC1Y 1AX

United Kingdom

Attention: Company Secretary

(i)                                     Any communication to be made under or in connection with this Agreement, shall be made in writing and, unless otherwise stated, may be made by fax or letter.

(ii)                                  Any communication or document made or delivered by one Party to another under or in connection with this Agreement will only be effective:

(1)                                  if by way of fax, when received in legible form; or

(2)                                  if by way of letter, when it has been left at the relevant address, or five (5) Business Days after being deposited in the post (postage prepaid) in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Section 13(a) (Notices), if addressed to that department or officer.

(b)                                  English language

(i)                                     Any notice given under or in connection with this Agreement must be in English.

(ii)                                  All other documents provided under or in connection with this Agreement must be:

(a)                                  in English; or

(b)                                 if not in English, and if so required by the Trustee, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

(c)                                  Amendments and Waivers.

(i)                                     Trustee’s Consent.  No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the parties therefrom, shall in any event be effective without the written concurrence of the Trustee.

(ii)                                  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Trustee in the exercise of any power, right or privilege hereunder or under any other Note Proceeds Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights, powers and remedies existing under this Agreement and the other Note Proceeds Loan Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

(d)                                  Successors and Assigns.  The Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Lender and the Trustee (given in accordance with the Indenture).  The Lender may assign and transfer its rights and obligations under this Agreement and the Note only pursuant to and in accordance with the Note Proceeds Loan Pledge Agreement, provided that any assignee accedes to the Intercreditor Agreement as the holder of the Note Proceeds Loan.

(e)                                  Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

(f)                                    Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof.

(g)                                 Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(h)                                 Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

(i)                                    Third Party Beneficiaries.

(i)                                     Save as set out in Section 11(j)(ii), nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii)                                  Each of the parties hereto acknowledges the right of the holders of Senior Debt of the Borrower to enforce Section 11 (Subordination) of this Agreement and the right of the Trustee to enforce Section 9 (Modification and Waiver).

(j)                                    APPLICABLE LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(k)                                CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES HERETO ARISING OUT OF OR RELATING HERETO OR ANY OF THE OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE AS SET OUT IN SECTION 13(M) BELOW BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 13(A);  AGREES THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND AGREES THE LENDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW

OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

(l)                                    Service of Process in New York.  The parties hereby acknowledge and agree that they have, by separate letter agreement, irrevocably appointed CT Corporation System, as their authorized agent upon which process may be served in any suit or proceeding against either of them arising out of or relating to this Agreement or arising under the U.S. federal or state securities laws and arising out of, related to or based upon the transactions contemplated by this Agreement, and agree that service of process upon such agent, and written notice of said service to them, by the person serving the same to the addresses provided above, shall be deemed in every respect effective service of process upon it in any such suit or proceeding.  The parties hereto agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until the final Maturity Date (or earlier, if the Note Proceeds Loan is prepaid in full).

(m)                              WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE PROCEEDS LOAN DOCUMENTS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 13(N) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(n)                                 Foreign Judgment Currency.  If the Lender suffers or incurs a loss, cost, liability or expense due to:

(i)                                     it receiving an amount in respect of the Borrower’s liability under this Agreement; or

(ii)                                  such a liability being converted into claim, proof, judgment, order or award,

in a currency differing from that in which the amount is expressed to be payable under this Agreement, the Borrower shall, as an independent obligation, indemnify the Lender against that loss, cost, liability or expense within three (3) Business Days of demand.

(o)                                  Value Added Tax

All amounts expressed to be payable under this Agreement by the Borrower to the Lender shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by the Lender to any Party in connection with this Agreement, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT. All consideration expressed to be payable under this Agreement by the Lender to the Borrower shall be deemed to be inclusive of VAT.

(p)                                  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(q)                                  Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and the Lender of written or telephonic notification of such execution and authorization of delivery thereof.

IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

INMARSAT INVESTMENTS LIMITED
as the Borrower

By: ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

INMARSAT FINANCE PLC
as the Lender

By: ALISON HORROCKS
Name: Alison Horrocks
Title: Company Secretary

Schedule A

Key Companies

Company Name	Jurisdiction of Incorporation	Registered number
Inmarsat Group Holdings Limited	England and Wales	4886072
Inmarsat Holdings Limited	England and Wales	4917504
Inmarsat Group Limited	England and Wales	4886115
Inmarsat Investments Limited	England and Wales	4886096
Inmarsat Finance plc	England and Wales	4930309
Inmarsat Ventures Limited	England and Wales	3674573
Inmarsat Limited	England and Wales	3675885
Inmarsat Leasing Limited	England and Wales	2487502
Inmarsat Leasing (Two) Limited	England and Wales	4103914
Inmarsat (IP) Company Limited	England and Wales	3930467
Inmarsat Launch Company Limited	Isle of Man	109799C

Exhibit A

Form of Note